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                                   EXHIBIT 23



                         Consent of Independent Auditors




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COOPERS                                          COOPERS & LYBRAND L.L.P.
& LYBRAND                                        a professional services firm







CONSENT OF INDEPENDENT ACCOUNTANTS



We consent to the incorporation by reference in the Registration Statement of Dominion Homes, Inc. on Form S-8 of our report dated February 7, 1997, except for note 9 as to which the date is March 18, 1997 on our audits of the consolidated financial statements of Dominion Homes, Inc. and subsidiaries as of December 31, 1996 and 1995, and for each of the three years in the period ended December 31, 1996, which report is included in the Annual Report on Form 10-K.









Columbus, Ohio
November 6, 1997







Coopers & Lybrand L.L.P. is a member of Coopers & Lybrand International, a limited liability association incorporated in Switzerland.



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